EXHIBIT 99.1

For Immediate Release

T-REX Acquisition Corp. Signs a Definitive Agreement to Acquire Data Center in Roberta, Georgia

Plantation, Florida

April 23, 2026. T-REX Acquisition Corp. (TRXA: OTCQB), a multi-tiered, vertically integrated crypto-mining business, is pleased to announce that through its wholly owned subsidiary, M M & E 2, LLC, a Florida Limited Liability Company, has entered into a definitive Asset Purchase Agreement to acquire an operating 3-megawatt, turnkey data center located in Roberta, Georgia from Cryptaugh LLC and Sonace LLC. The Agreement includes the acquisition of such assets including a 5.8-acre parcel of land, six portable mining containers and an electrical services contract with Flint Electric Membership Corporation supplying the facility with up to 4.5 megawatts of electricity.

With respect to the acquisition, Frank Horkey, President of T-REX Acquisition Corp., stated: “This acquisition is consistent with our business plan and projections by increasing our crypto currency mining capacity by up to an additional 450%. We are very excited to take this next step in the expansion of our crypto mining model”. Horkey went on to say, “in addition to the immediate, turn-key mining capacity, this acquisition additionally provides T-REX with a nearly 6-acre parcel which will provide T-REX ample land to develop additional crypto mining operations”.

About T-REX Acquisition Corp. T-REX Acquisition Corp. is an emerging revenue stage, multi-tiered vertically integrated crypto mining business. Through its wholly owned subsidiaries Raptor Mining LLC (proprietary crypto currency mining), Megalodon Mining and Electric LLC (Orofino, Idaho data center), Sabretooth Mining Containers LLC (fabricators of crypto mining containers for remote deployment), Deinodon Mining Solutions LLC (proprietary crypto currency mining management software) and M M & E 2 LLC (Roberta, Georgia data center). The Company’s common shares trade on the OTCQB Venture Market under the symbol “TRXA”.

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CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include, but are not limited to, the Company’s expectations, beliefs, intentions, plans, forecasts, and projections regarding future performance, business strategy, acquisitions, the development and commercialization of technologies, growth opportunities, market trends, future liquidity, capital requirements, and other events or conditions that may occur in the future. These forward-looking statements are inherently subject to risks, uncertainties, and assumptions. The Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, these statements. Among the factors that could cause actual outcomes to differ are, but are not limited to, market conditions, regulatory developments, competition, the ability to integrate acquisitions and realize expected benefits, the effectiveness of investments, financing availability, technological change, macroeconomic factors, and unforeseen events. The Company is subject to Crypto assets related risks, including sensitivity to the price of Bitcoin and underlying assets, energy consumption, and regulatory related risks. Investors and other readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation, and does not intend to update or revise any forward-looking statement to reflect new information, future events, or otherwise, except as required by law

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